Exhibit 10.12

FIRST AMENDMENT TO THE

CME GROUP INC. SEVERANCE PLAN FOR CORPORATE OFFICERS

The CME Group Inc. Severance Plan for Corporate Officers (the “Officer Plan”) is hereby amended, effective as of December 21, 2007, as follows:

1. Section 2.17 of the Officer Plan is deleted in its entirety and replaced with the following:

“2.17” “Termination of Employment” means a “separation from service” within the meaning of Section 409A of the Code and Treas. Reg. §1.409A-1(h) with the Employer and all its affiliates.”

2. Section 3.1 of the Officer Plan is amended by deleting the period at the end thereof and replacing it with a semicolon, and adding the following clause:

“provided that an Employee who is an “Impacted Former CBOT Employee” (as defined in Appendix C to the Plan) shall not be eligible for the benefits set forth in Appendix B to the Plan, but shall be eligible for the benefits described in Appendix C to the Plan (to the extent the requirements of such appendix are satisfied).”

3. The following new Appendix C is appended to the Officer Plan:

Appendix C

ENHANCED SEVERANCE PACKAGE FOR

IMPACTED FORMER CBOT EMPLOYEES

A.	Impacted Former CBQT Employee Defined.

An “Impacted Former CBOT Employee” means any Employee formerly employed with CBOT Holdings, Inc. or any of its subsidiaries (collectively, “CBOT”) as of December 22, 2007 who met the definition of “Employee” set forth in the Chicago Board of Trade Severance Plan for Officers as of the Closing Date (defined below), exclusive of employees with individual contractual severance entitlements, whose employment is impacted by the Merger in one of the following ways: (i) the Impacted Former CBOT Employee’s employment is terminated involuntarily by the Employer and its affiliates as a result of the Merger within two (2) years after the Merger closing date (the “Closing Date”); or (ii) the Impacted Former CBOT Employee’s Base Salary as of the Closing Date is reduced as a result of the Merger within two (2) years after the Closing Date and the Impacted Former CBOT Employee elects to terminate employment with the Employer and its affiliates within ten (10) days of the effective date of the salary reduction.

B.	Severance Pay.

Severance pay will equal the following amounts: i) eight (8) weeks of Base Salary, plus two (2) weeks of Base Salary per Year of Service, up to a maximum of 52 weeks; plus ii) four (4) weeks of Base Salary.

For purposes of the foregoing calculation:

“Base Salary” means the annual base rate of pay of an Impacted Former CBOT Employee, as in effect on the date on which such Impacted Former CBOT Employee experiences a termination as described in Section A above.

“Year of Service” means each 12-consecutive-month period, which is measured from an Impacted Former CBOT Employee’s most recent date of hire with CBOT through the date of such Impacted Former CBOT Employee’s date of termination.

C.	Continuation Coverage.

An Impacted Former CBOT Employee will receive the right to receive continuation coverage in accordance with the time periods set forth under federal COBRA law. Medical coverage will automatically cease as provided in the applicable plan based on an Impacted Former CBOT Employee’s Termination of Employment date, unless such Impacted Former CBOT Employee timely elects Continuation Coverage under COBRA. If an Impacted Former CBOT Employee does not timely elect Continuation Coverage, such Impacted Former CBOT Employee will not be permitted to reinstate such coverage at a later date. All of the terms and conditions of the Employer’s health plans shall be applicable to an eligible Impacted Former CBOT Employee receiving Continuation Coverage. An Impacted Former CBOT employee will be entitled to four (4) months of employer-paid COBRA coverage.

D.	Outplacement Services.

Outplacement assistance will be offered through a firm selected by the Company.

IN WITNESS WHEREOF, CME Group Inc. has caused this First Amendment to the Officer Plan to be executed by its duly authorized officer on this 20th day of December, 2007.

By:	Hilda Harris Piell

Its:	MD & Chief Organizational Development Officer